EXHIBIT 10.10

Directors' Compensation

     Each non-employee director of Zoom receives a fee of $500 per quarter plus a fee of $500 for each meeting at which the director is personally present. Travel and lodging expenses are also reimbursed.

     Each non-employee director of Zoom is also granted stock options under Zoom's 1991 Directors Stock Option Plan, as amended (the "Directors Plan"). The Directors Plan provides in the aggregate that 450,000 shares of Common Stock (subject to adjustment for capital changes) may be issued upon the exercise of options granted under the Directors Plan. Each non-employee director automatically receives an option to purchase 12,000 shares of Common Stock on January 10 and July 10 of each year. The exercise price for the options granted under the Directors Plan is the fair market value of the Common Stock on the date the option is granted.